Exhibit 10.4

EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1.	SARA LEE/DE International B.V., registered according to its articles of association in Joure, with offices in Utrecht, represented in this matter by Mr. H.B. van Liemt in his capacity as Chairman of the Supervisory Board, hereinafter referred to as the “Company,” and

2.	Mr. V.H.A.M. Janssen, resident in 4818 GH Breda on Zandberglaan 19, hereinafter referred to as the “Director,”

WHEREAS:

On January 1, 1992 the Director began working at Koninklijke Douwe Egberts B.V. in the position of Marketing/Sales Director of Douwe Egberts Netherlands and effective July 1, 1993 was appointed General Director of Douwe Egberts Netherlands and then fulfilled the Country Management functions for the “Coffee & Tea” companies in the Netherlands and England;

On September 1, 1999 the Director was appointed to the position of Regional Vice President of the Coffee & Tea Division;

The Supervisory Board of Sara Lee/DE N.V., by virtue of article 21, section 1 of the Company’s Articles of Association, by resolution of February 13, 2003 appointed the Director a member of the Board of Management of the Company effective July 1, 2003 and whereas within the management of the Company the Director shall be in charge of the Household & Body Care Division;

By resolution of February 13, 2003 the Director was also appointed member of the Board of Management of the Company by the General Meeting of Shareholders of the Company, in pursuance of article 12, section 2 of the Company’s Articles of Association, effective July 1, 2003;

The Director is specifically in charge of the Household & Body Care Division within the Board of Management of the Company;

The Director is aware of the joint venture between the Company, Sara Lee/DE N.V. and Sara Lee Corporation, Chicago, USA, hereinafter referred to as SLC, of which the Company is a business unit;

The parties consider it advisable to amend the employment agreement drawn up and signed on October 4, 1991 with Koninklijke Douwe Egberts B.V., a subsidiary of the Company as well as the supplemental agreements of 06/28/1993, 11/05/1998, 11/25/1999 and 12/06/1999 as a result of the Director being appointed a member of the Board of Management of Sara Lee/DE N.V. respectively the Company;

Parties wish to stipulate further conditions with regard to their employment relationship for the purpose of an uninterrupted continuation of the work agreement of the Director with the Company, whereby the present agreement shall entirely replace the agreement of October 4, 1999 with the supplemental terms specified there.

HAVE AGREED AS FOLLOWS:

Clause 1 - Contract term

a.	This agreement is viewed as having entered into effect on July 1, 2003 and replaces all employment agreements entered into prior to this date between the Company or subsidiaries thereof and the Director and/or agreements made with regard to their employment relationship, which have herewith expired.

b.	Without prejudice to the terms set forth in addenda A and B to this agreement, this agreement has been entered into for an indefinite period of time and may be canceled by either party by registered letter at the end of a calendar month with due observance of a cancellation notification period of six months by the Company or respectively three months by the Director, all with due observance of the provisions regarding the dismissal of members of the Board of Management set forth in the Company’s Articles of Association.

In any event this agreement shall terminate ipso jure without the requirement of any cancellation when the age is reached at which a member of the Board of Management is required to step down according to the Company’s Articles of Association.

Clause 2 - Job/Powers

a.	The Director is required to perform his activities in accordance with the relevant provisions stipulated by law and in the Company’s Articles of Association.

The Director is also required to adhere to any “Administrative Policy” established in pursuance of article 13 section 2 of the Articles of Association, if it exists and as long as it exists.

b.	The Director is a member of the Board of Management, which as a board is in charge of the management of the Company. The Director is responsible in particular for the Household & Body Care Division.

The Supervisory Board is authorized to make additions or changes to the job description at any time in consultation with the Board of Management and the Director.

Notwithstanding the accountability of the directors of the Company to the Supervisory Board and the General Meeting of Shareholders of the Company under the law and in pursuance of the Company’s Articles of Association, the Director shall report to the Chairman of the Board of Management.

c.	The Director will be asked to fulfill managerial function(s) in addition to his function as a member of the Board of Management of the Company and to perform activities at subsidiaries and affiliates of the Company or belonging to the SLC group.

d.	In addition to his function of Member of the Board of Management of the Company, the Director shall perform activities for SLC on the basis of the employment agreement entered into with SLC.

e.	The Director is required to adhere to the Global Business Standards and similar rules of conduct of SLC as they are stipulated from time to time. The Global Business Standards include, among others, provisions concerning restrictions placed on private investments.

Clause 3 - Primary employment terms

a.	Salary

The Director is entitled to a gross annual salary of €203,000.00, effective July 1, 2003. This salary includes all legally required benefits of whatever kind, including vacation pay and year-end payout.

b.	Bonus

The Director is entitled to an annual bonus not to exceed 200% of the salary of the Director earned during the financial year, based on the performance of the Director as expressed in a bonus score concerning the activities to be performed for the Company in the expired financial year in question. The bonus payout shall be determined annually based on bonus standards stipulated in advance in writing in consultation with the Director by or on behalf of the Supervisory Board of the Company and the bonus score determined in consultation with the Director by or on behalf of the Supervisory Board of the Company after expiry of the fiscal year in question. Further rules can be made by or on behalf of the Supervisory Board of the Company with regard to the determination of bonus standards, bonus scores as well as the method and form of payment of a determined bonus.

c.	Payment

Payment of the salary shall occur in Euros on a periodical basis, afterward, at the end of the period in question. Payment of the determined bonus shall occur in September of every year.

d.	Increases

The salary of the Director may be increased, normally on January 1st, based on the review by the Supervisory Board of the performance of the Director as well as general market trends for similar-level positions. The Director shall always be informed in writing of any salary increase.

e.	Work disability

During the first year of sickness in which the Sickness Benefits Act is applicable, and the two consecutive years thereafter in which there is a situation of work disability as defined in WAO/AAW [Disablement Insurance Act/General Work Disability Act], the Company shall supplement the benefits under the Sickness Benefits Act and/or WAO/AAW (or any legal regulation which replaces them or which is created in addition to them) up to 100% of the salary in effect on the day preceding the first day of illness, adjusted in the manner as described in section (d) of this clause.

After this period of time the Director shall receive a work disability benefit in accordance with the terms set forth in the work disability policy and in compliance with the terms stipulated therein, which may be amended from time to time, which also applies for employees to which the Collective Labor Agreement Coffee & Tea of Koninklijke Douwe Egberts B.V. is applicable.

Benefit payments from the abovementioned insurances shall, in the event of retirement of the Director during the period of sickness or work disability, be deducted by the pension payments for the period in question.

f.	Recoupment clause

The Company is not obligated to pay out any benefit due to work disability as defined in section (e) of this clause if and to the extent the Director is able to assert a claim for compensation against a third party due to a loss of salary in connection with his work disability. In the latter mentioned case, the Company shall pay equal amounts as referred to in section (e) of this clause only by way of advance payments on the damage compensation to be received from the third party and against assignment for collection by the Director of his right to damage compensation to the amount of the advances paid by the Company. The obligation of the Company to pay the Director the collected damage compensation amounts shall be compensated automatically with the advance payments made to him.

g.	Stock options

By virtue of the function of member of the Board of Management of the Company and the related activities, the Director shall be entitled to participate in any stock option plan of SLC that provides for the assignment of options to acquire SLC shares, which are to be exercised in a specified period at the market value of such shares at the time of any stock option allocation, as well as to participate in any plan of SLC that provides for the acquisition of shares placed under conditions where power of disposal is concerned. The number of share options or shares that will be allocated to the Director shall be determined as part of the ratification of such plans by the Board of Directors of SLC or a Committee thereof by such Board and/or Committee.

With regard to the entitlement of the Director to participate in the aforementioned share option/share plans, the position of Member of the Board of Management of the Company, as well as his (potential) position at SLC shall be the basis, in relation to the appropriate order of ranking of similar positions within the SLC group.

The Supervisory Board of the Company recognizes the above described entitlement of the Director and is in agreement with the respective valid authority of the Board of Directors of SLC and/or its Committee.

Clause 4 - Secondary employment terms

a.	Vacation rights

The Director is entitled to thirty vacation days per year. The taking of vacation time by the Director shall be done as mutually agreeable with the other members of the Board of Management. In the event of any long-term absence, the Director shall inform the Chairman of the Supervisory Board.

b.	Pension benefits

The scheme concerning the pension rights allocated to the Director by virtue of the present employment agreement is set forth in addendum C to this agreement.

Clause 5 - Tertiary employment terms

a.	The Director is and shall remain included in the voluntary collective healthcare insurance that has been entered into by the Company. The premiums shall be borne entirely by the Director. 50%—or the percentage that is or shall be stipulated from time to time in the healthcare insurance policy set forth in the Collective Labor Agreement Coffee & Tea of Koninklijke Douwe Egberts B.V.—of the premium owed by the Director shall be paid (gross) by the Company based on insurance class 2a for the Director and partner, and class 3 for his children.

b.	Car policy

1.	If the Director so requests, the Company shall provide the Director with a suitable vehicle for business and private use at the expense of the Company.

2.	In addition to the vehicle referred to under (b.1.) the Director may also make use of the policy in effect for Board of Management with regard to the use of director chauffeurs for business purposes.

c.	Communication costs

The Company shall compensate the Director for all communication costs, such as subscription and call charges of telephone, fax and e-mail lines at the home address of the Director and fixed and variable costs of a mobile telephone or digital connection, with due understanding that the Director shall owe that which is charged to the Director by virtue of valid tax laws with regard to communication costs.

d.	Reimbursable expenses

Expenditures made by the Director as part of the performance of his tasks as a member of the Board of Management on behalf of the Company, such as travel and accommodation costs, shall be reimbursed to him by the Company based on expense reports.

The Chairman of the Supervisory Board may, as necessary, request to inspect the Director’s expense reports, which shall be administered on a quarterly basis.

e.	Non-reimbursable expenses

The Company shall pay a representation allowance to the Director for non-reimbursable expenses, which may be changed at any time separately by proposal of the Supervisory Board. As of July 1, 2003 until such time that the compensation is changed, a representation allowance of €6,126.00 per year shall be in effect. Payment shall be made on a periodical basis.

f.	Mandatory liability insurance

As a member of the Board of Management and in all capacities he fulfills by virtue of or in connection with the Company, the Director is insured for the term of this agreement and thereafter in terms of his legal liability based on the insurance terms valid for directors within the SLC group. The costs of the insurance are at the expense of the Company. If the Director is pronounced liable for damages by court decision by virtue of his aforementioned liability, which does not fall under the above-mentioned insurance policy coverage, the Company shall compensate the Director for the financial losses suffered by the Director unless it is determined by court ruling that the Director is guilty of a deliberate or gross negligence. The Director is obligated to keep the terms set forth in section (f) confidential where third parties are concerned.

Clause 6

a.	If the Director receives any benefit or compensation from any function he fulfills by virtue of his capacity as a member of the Board of Management of the Company, he shall pay it/have it paid to the cash account of the Company.

b.	For activities which the Director performs for the benefit of companies that belong to the SLC group or the Company, the Director may receive benefits or payments which the Director may view as independent employment income, provided the performance of such activities occurs with the prior written permission of the Supervisory Board of the Company and provided they are of a structural nature and the direct involvement of the Director in the company in question is required, given the business activities thereof.

Clause 7 - Secondary functions

Without prejudice to the terms set forth in section (b) of clause 6 of this agreement, the Director agrees not to work for any other employer for the duration of the employment relationship either indirectly or directly, to refrain from doing business for his own account and not to accept any employment nor fulfill any paid and/or time-consuming unpaid position without the prior written permission of the Chairman of the Supervisory Board of the Company.

The Director declares that on the date of signing of this agreement he fulfills the secondary functions set forth in addendum D, to which the Supervisory Board herewith grants its permission as referred to above.

The (potential) remunerations and/or compensation associated with the secondary functions referred to in this article are not required to be subtracted from the salary mentioned in clause 3, section (a) or from any benefit or compensation mentioned in this agreement.

Clause 8 - Noncompetition

a.

The Director agrees not to be employed or involved in any way in or at any company, directly or indirectly, for himself or for any others, with activities in a field similar to or otherwise competitive with that of the Company and its affiliated companies, for the term of the employment relationship and for a period of 24 months after the end of the employment relationship. At the proposal of the Chairman of the Supervisory Board, taking into account the potential damage for the Company and affiliated companies, if requested the noncompetition clause may be declared null and void with regard to a specific activity or involvement of the Director. Such a request from the Director shall not be denied on unfair grounds.

The Director furthermore agrees, for the above described period of time, not to entice any employee(s) of the Company or its affiliated companies to leave their employer.

b.	If the Director acts in violation of his obligations under the terms set forth under (a) of this clause, he shall pay the Company a penalty for each violation (without any notice of default being required), the amount of which shall be equal to one times the most recent gross annual salary of the Director in effect, as well as a penalty equal to €22,690.00 for every day the violation continues after notification of the discovery thereof by the Company, without prejudice to the right of the Company to demand full damage compensation in lieu of the penalty.

Clause 9 - Confidentiality

a.	The Director is required to maintain confidentiality with regard to all details which concern the business of the Company and its affiliated companies.

b.	The Director agrees not to disclose any information, knowledge or data in any way to anyone concerning the business of the Company and its affiliated companies made known to him during or as a consequence of his employment at the Company and concerning which an obligation of confidentiality is imposed on him or of which he is or should be aware the confidential nature, both for the duration of the employment relationship as well as after the employment relationship is terminated for whatever reason.

c.	The Director shall use information, knowledge or data as referred to under (b) of this clause only within the context of his activities by reason of his employment agreement with the Company.

d.	Should the Director violate his obligations under the terms in sections (a), (b) and (c) of this clause, for each violation he shall owe the Company a penalty to the amount of one times the most recent gross annual salary in effect, without detriment to the right of the Company to demand full damage compensation in lieu of the penalty.

Clause 10 - Documents

The Director is prohibited from in any way having or maintaining private possession of documents or correspondence or copies thereof or computer databases which he has obtained in connection with his work at the Company, except to the extent and for as long as this is necessary for the performance of his activities for the Company. In any case the Director is obligated, even without being requested to do so, to surrender such documents, correspondence and copies thereof to the Company immediately upon termination of the employment relationship or in the event of any non-activity for whatever reason.

Clause 11 - Dismissal

The Company has the right to dismiss the Director from his position of member of the Board of Management of the Company without thereby terminating the employment relationship with the Director, if and for as long as, in the opinion of the Supervisory Board of the Company, the Director is incapable of properly fulfilling his activities as a member of the Board of Management due to illness or accident or otherwise, and the Company shall not be liable for any damage compensation in such case.

The preceding in no way prejudices the right of the Company to terminate the employment relationship thereafter in pursuance of the terms of this agreement.

Clause 12

a.	Any disputes that arise by virtue of the present agreement or of any other more specific agreements which may be the result thereof shall be decided in accordance with the Rules and Regulations of the Netherlands Arbitration Institute in Rotterdam. The arbitration court shall consist of three arbiters. The place of arbitration shall be in Utrecht.

b.	This agreement is subject to the law of the Netherlands.

c.	Changes and/or additions to this agreement must be stipulated in writing in order to be legally valid.

Clause 13

The addenda form an integral part of this agreement.

They are:

A.	Early resignation policy

B.	Employment termination policy

C.	Pension letter

D.	Secondary functions

Thus prepared in duplicate and signed in Utrecht on October 29, 2003.

SARA LEE/DE INTERNATIONAL B.V.	/s/ V.H.A.M. Janssen

By: /s/ H.B. van Liemt, Chairman of the Supervisory Board

Addendum A

This addendum forms an integral part of the employment agreement of [handwritten:] 10/29/2003.

1.

The Company herewith reserves the right to have the Director resign as a member of the Board of Management for Company reasons before he reaches his pensionable age on his 62nd birthday, but after he reaches the age of 57.5.

If the Supervisory Board of the Company thus asks the Director to resign, whereby a notification period of at least six months shall be observed by the Company, the Director, without reservation and with all cooperation, shall accept this resignation at the moment in time desired and indicated by the Company.

2.	The Company herewith grants the Director the right to step down voluntarily at his request upon reaching the age of 60, whereby a notification period of at least three months will be observed by the Director.

3.	In the event of his resignation as a member of the Board of Management, as a result of the terms set forth sub 1 and sub 2 in this Addendum, in the period beginning on the date of termination of his employment relationship with the Company until the date of his retirement at the age of 62, the Director shall be able to claim an arrangement for voluntary early resignation, as this is declared or shall be declared applicable by the Supervisory Board for members of the Board of Management.

4.	For Directors who resign as a member of the Board of Management in pursuance of sub 1 or 2 of this addendum, in departure from what is in effect for other employees of the Company, there shall be a payout based on 90% of the most recent gross annual salary earned as defined in clause 3 section (a) of this Employment Agreement for the first year beginning as of the date of termination of his employment relationship with the Company and based on 80% of that most recent gross annual salary earned for the remaining period until the age of 62 is reached, whereby the Supervisory Board of the Company can decide to index the yearly salary annually.

The arrangements required for this policy shall be made by the Company. The Company is entitled to transfer the rights and obligations by virtue of the terms in this Addendum A to an institution set up for this purpose.

5.	Inasmuch as the Director draws income for work from other sources after the above-mentioned policy takes effect or acquires earnings from independent entrepreneurship, to the extent on a gross basis such income, together with the payouts according to sub 3 and 4 of Addendum A, amount to more than 100% of the above-mentioned most recent gross annual salary earned, the greater shall be deducted from the payment owed by the Company. Remuneration on account of the exercising of the function of a member of the Supervisory Board shall not be viewed as being part of the above-mentioned income from work or independent entrepreneurship, respectively. In the event of the above-mentioned income, the Director shall always submit an itemized statement thereof to the Company.

6.	Upon termination of the employment relationship, the Director shall resign from all functions to which the Director may be appointed on the basis of section (c) of clause 2 of this Employment Agreement, and shall provide all necessary signatures and cooperation for this purpose.

Thus prepared in duplicate and signed in Utrecht on October 29, 2003.

SARA LEE/DE INTERNATIONAL B.V.	/s/ V.H.A.M. Janssen

By: /s/ H.B. van Liemt, Chairman of the Supervisory Board

Addendum B

This Addendum forms an integral part of the Employment Agreement of [handwritten:] 10/29/2003.

The following policy is in effect for the Director for the period of time as of his appointment to Member of the Board of Management until the moment at which he reaches the age of 57.5.

1.	If the Company terminates the employment relationship before the Director reaches the age of 57.5 without observance of the notification period of six months, or with due observance of the notification period of six months, for other than urgent reasons as defined in Section 7A:1639.p BW [Civil Code]—where applicable in the event of a difference of opinion with regard to this as determined based on arbitration, as stipulated in clause 12 of this Employment Agreement—the Company shall owe the Director an amount equal to:

a)	either 1.5 (one and a half) times the most recent gross annual salary earned, as specified in clause 3 section (a) of this employment agreement, in the event of cancellation without observance of the cancellation period of six months;

b)	or 1 (one) times the most recent gross annual salary earned, as specified in clause 3 section (a) of this employment agreement, in the event of cancellation with due observance of the notification period of six months;

c)	or a compensation viewed as fair for the termination of the employment relationship, which surpasses that which is stipulated in sub (a) and/or (b) of this section of this Addendum B, with due observance of all circumstances viewed as relevant in the situation which occurred. Should it turn out that this compensation cannot be determined amicably between the Director and the Company, either party shall request the above-mentioned compensation be determined on the basis of arbitration, as stipulated in clause 12 of this Employment Agreement. The ruling of the arbitration court shall be binding for both the Director as well as the Company.

The above-mentioned payout sub (a), (b) or (c) shall be paid by the Company after deduction of the owed taxes, premiums, etc. on the date of termination of the employment relationship or promptly after receipt of the above-mentioned arbitration judgment, if this should occur on a later date.

2.	At the end of the employment relationship, a premium-free arrangement will be provided for the pension claims incurred during the employment relationship, based on an actuarial assessment of the pension rights contributed and incurred until that date.

3.	The Director may continue the health insurance on an individual basis—provided written notification thereof is received in a timely fashion—without, however, being able to claim a contribution of the Company to the premiums.

4.	All employment terms are, unless otherwise stipulated above, automatically terminated at the end of the employment relationship.

5.	At the end of the employment relationship the Director shall resign from all functions to which the Director may have been appointed by virtue of clause 2 section (c) of this Employment Agreement, and shall provide all necessary signatures and cooperation for this purpose.

Thus prepared in duplicate and signed in Utrecht on October 29, 2003.

SARA LEE/DE INTERNATIONAL B.V.	/s/ V.H.A.M. Janssen

By: /s/ H.B. van Liemt, Chairman of the Supervisory Board

Addendum C

This Addendum, containing a provision to be added separately concerning Pension benefits, forms an integral part of the Employment Agreement of 10/29/2003.

Addendum D

This Addendum forms an integral part of the Employment Agreement of [handwritten:] 10/29/2003.

Secondary functions as referred to in clause 7 of this Employment Agreement fulfilled by the Director at the time of signing of this agreement:

- Officer of British American Tobacco Company (BAT Co.)